Exhibit 3.1
SECRETARY’S CERTIFICATE
I, the undersigned, do hereby certify:
1. That I am the duly elected and acting Secretary of CVB Financial Corp., a California Corporation; and
2. That the following was adopted with the necessary quorum present at a duly held meeting of the Board of Directors of this Corporation held on December 17, 2008; and
3. The following resolution is presently in full force and effect and has not been revoked or rescinded as of the date hereof.
     The directors discussed an amendment to the Bylaws of CVB Financial Corp. Upon motion duly made by Linn Wiley, seconded by Jim Seley and unanimously carried; the following resolution was adopted:
     WHEREAS, the Board of Directors previously approved, and on December 5, 2008, CVB Financial Corp. (the “Company”) entered into, a Letter Agreement with the United States Treasury (“Treasury”) (the “Letter Agreement”), which by its terms incorporates the provisions contained in a Securities Purchase Agreement — Standard Terms attached thereto as Exhibit A, pursuant to which the Company issued and sold to the Treasury, and the Treasury purchased from the Company, in a private placement transaction for an aggregate purchase price of $130,000,000 (i) 130,000 shares of a newly created series of the Company’s preferred stock, no par value (the “Preferred Stock”) designated “Series B Fixed Rate Cumulative Perpetual Preferred Stock” (the “Series B Preferred Stock”), which shares have such powers, preferences, rights and restrictions as set forth in the Certificate of Determination and (ii) a warrant to acquire up to 1,669,521 shares of the Company’s Common Stock at an exercise price of $11.68 price per share.
     WHEREAS, in conjunction with the Letter Agreement, on December 5, 2008 the Company entered into an additional agreement with the Treasury (“Side Letter”) agreeing that at all times while any shares of the designated Preferred Stock are outstanding it shall maintain a range of directors of the Company that will permit the holder of the Preferred Shares to elect two directors; and
     WHEREAS, the Board of Directors deems it to be in the best interests of the Company to amend ARTICLE III, Section 3.3 of the Company’s bylaws (the “Bylaws”) to provide that the authorized number of directors will automatically be increased by two in the event dividends payable on the Series B Preferred

Stock have not been paid for the equivalent of six or more quarters, whether or not consecutive.
     NOW, THEREFORE, BE IT HEREBY RESOLVED, that the first paragraph of ARTICLE III, Section 3.3 of the Bylaws be amended in its entirety to read as follows:
“3.3 NUMBER OF DIRECTORS. (a) The authorized number of directors shall not be less than seven (7) nor more than thirteen (13). The exact number of directors shall be fixed from time-to-time, within the limits specified in this subsection by a resolution adopted by the Board of Directors or by an amendment of the Bylaws adopted by the Board of Directors. Notwithstanding anything in these bylaws to the contrary, for so long as the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Designated Preferred Stock”) is outstanding: (i) whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods (as defined in the Certificate of Determination for the Designated Preferred Stock) or more, whether or not consecutive, the authorized number of directors shall automatically be increased by two (but shall in no event be increased to a number of directors that is greater than the maximum number of directors set forth in Article III, Section 3.3 of these bylaws); and (ii) this sentence may not be modified, amended or repealed by the Corporation’s board of directors (or any committee thereof) or without the affirmative vote and approval of (x) the stockholders and (y) the holders of at least a majority of the shares of Designated Preferred Stock outstanding at the time of such vote and approval.”
OMNIBUS RESOLUTIONS
     BE IT FURTHER RESOLVED, that all actions previously taken by the officers of the Company in connection with transactions contemplated by the foregoing resolutions be, and they hereby are, in all respects, approved, ratified, confirmed and adopted in all respects as the acts and deeds of the Company; and it is further
     RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed to execute and deliver on behalf of the Company such other agreements or documents as may be necessary or required to consummate the transactions contemplated by the Plan and the exhibits thereto, including, but not limited to any necessary filings with any governmental authorities; and it is further

     RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Company to take any and all other actions which any of them may deem necessary or advisable, convenient and/or proper in connection with the aforesaid transactions in order to effectuate the purposes of all of the foregoing resolutions and the intent of each of them thereof, the taking of such actions to be deemed conclusive evidence of the approval by the Board of such actions
     WITNESS MY HAND AND SEAL of said Corporation this 22nd day of December,2008.

/s/ Myrna L. Di Santo
Myrna L. Di Santo
Corporate Secretary

Seal